UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2014

Old National Bancorp
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-15817	35-1539838
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Main Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(812) 464-1294

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 1, 2014, pursuant to an Agreement and Plan of Merger, dated June 3, 2014, by and between Old National Bancorp ("ONB") and LSB Financial Corp. ("LSB"), LSB merged with and into ONB, with ONB as the surviving corporation (the "Merger"). Immediately following the Merger, effective as of November 1, 2014, Lafayette Savings Bank, FSB, a federal savings bank and wholly-owned subsidiary of LSB, merged with and into Old National Bank, a national banking association and wholly-owned subsidiary of ONB, with Old National Bank as the surviving bank.

At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of common stock of LSB, $.01 par value per share (other than (i) shares held as treasury stock of LSB and (ii) shares held directly or indirectly by ONB, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any), converted into the right to receive (i) $10.63 in cash (the "Cash Consideration") and (ii) 2.269 (the "Exchange Ratio") shares of common stock of ONB, no par value per share. At the Effective Time and subject to the consent of the option holders (which consent was provided by each option holder), unvested LSB stock options became fully vested and all LSB stock options converted into the right to receive an amount, payable in cash, equal to the product of (i) the total number of shares of LSB common stock subject to such LSB stock option and (ii) the positive difference, if any, of the Cash Consideration on a per share basis plus the Exchange Ratio multiplied by $12.60 (which amount represents the average of the per share closing prices of a share of ONB common stock as quoted on the NASDAQ Global Market during the ten (10) trading days ending on October 24, 2014) less the exercise price of such LSB stock option.

As a result of the Merger, ONB will deliver approximately $17.8 million in cash (including cash payable to LSB stock option holders in connection with the conversion of LSB stock options into a right to receive cash as described above) and 3,557,257 shares of ONB common stock to former holders of LSB common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp

November 3, 2014	By:	Jeffrey L. Knight

Name: Jeffrey L. Knight
Title: EVP - Chief Legal Counsel and Corporate Secretary